Exhibit 10.2

TC BioPharm (Holdings) PLC

TC BioPharm (Holdings) plc

2021 Share Option Scheme

Adopted by the Board of the Company on [DATE]

Approved by shareholders of the Company in general meeting on [DATE]

Notes:

1	This EMI Plan must be registered by the Company with HMRC’s Employment Related Securities (ERS) service (which is part of the PAYE Online for employers service).

2	In addition to registering the EMI Plan, EMI options will only be qualifying options and benefit from the tax advantages associated with qualifying EMI options if the Company notifies HMRC of the grant within 92 days.

Contents

	Clause	Page
1	Definitions and interpretation	1
2	Eligibility	4
3	Grant of Options	5
4	Vesting and Performance Conditions	7
5	Limits	8
6	Vesting and Exercise of Options	9
7	Ceasing employment or providing services	11
8	Corporate events	13
9	Lapse and suspension of Options	15
10	Variation of share capital	16
11	Malus and clawback	17
12	Amendments	18
13	Administration	18
14	Data protection	19
15	Employment rights	19
16	Third party rights	20
17	Notices	20
18	Governing law	21

Schedule 1

Incentive Stock Option	22

1	Definitions and interpretation

1.1	In this Plan, unless the context otherwise requires:

Acting In Concert has the meaning set out in the City Code on Takeovers and Mergers

Adoption Date means the date on which the Plan is adopted by the Board

Articles means the Company’s articles of association from time to time

Asset Sale means the disposal by the Company or any other member of the Group of all, or substantially all, of the business and assets of the Group to a Third Party Purchaser

Bad Leaver mean any Participant who ceases to be an Eligible Employee, Employee or Consultant as a result of such Participant:

(a)	acting fraudulently or dishonestly; or

(b)	committing an act of gross misconduct; or

(c)	acting in a manner which the Board considers has or could substantially impair the reputation, value and goodwill of the Company

Board means the board of directors of the Company or a duly authorised committee or person of the board

Change of Control means the acquisition (by any means) by one or more Third Party Purchaser(s) of any interest in any Shares if, upon completion of that acquisition, the Third Party Purchaser(s) together with any person Connected with or Acting In Concert with the Third Party Purchaser(s) would be entitled to exercise more than 50% of the total voting rights normally exercisable at any general meeting of the Company

Clawback Amounts means the amount which the Board may require a Participant to settle in accordance with Rule 11

Committed Time has the meaning given by Paragraph 26(2) of Schedule 5 (requirement as to commitment of Working Time)

Company means TC BioPharm (Holdings) plc, a company incorporated in Scotland with registered number SC713098

Consultant means an individual who provides consultancy or advisory services to, the Company or any member of the Group

Connected has the meaning set out in Section 1122 of the Corporation Tax Act 2010

Date of Cessation means the date on which a Participant is treated as ceasing to be an employee or director of any Group Company in accordance with Rule 7.4

Deed of Acceptance means a deed executed by the Participant confirming their acceptance of the Option, which shall be annexed to each Option Certificate

Eligible Employee means any person who is eligible to participate in the Plan and be granted a Qualifying Option in accordance with Rule 2

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Employee means any person who is an employee, executive director or non-executive director of any Group Company

Exercise Date means, in relation to Rule 8.1, the date and/or time when an Option can be exercised

Exercise Price means, subject to any adjustment under Rule 10, the price per Share at which a Participant may acquire Shares on the exercise of an Option, as determined by the Board in accordance with Rule 3.4 and stated in the corresponding Option Certificate in accordance with Rule 3.3

Exit Notice means a letter or written notice of a proposed Sale specifying any terms and conditions on which the Option may be exercised

Good Leaver means any Participant who ceases to be an Eligible Employee, Employee, or Consultant and is not a Bad Leaver

Grant Date means the date on which an Option is granted

Group has the meaning given by Paragraph 58 of Schedule 5 (Minor definitions) and Group Company shall be construed accordingly

HMRC means HM Revenue & Customs

Incentive Stock Option means an option or portion thereof intended to meet the requirements of an incentive stock option as defined in US Code Section 422, subject to the provisions of Schedule 1 to these Rules and designated as an Incentive Stock Option in the applicable Option Certificate, and if the Board does not designate an Option as an Incentive Stock Option in the Option Certificate, the terms of the Option Certificate for such Option hereby provide that the Option will not be treated as an Incentive Stock Option under US Code Section 422

ITEPA means the Income Tax (Earnings and Pensions) Act 2003

Material Interest has the meaning given by Paragraph 29 of Schedule 5 (Meaning of “material interest”)

Option means a Qualifying Option, an Unapproved Option or an Incentive Stock Option

Option Certificate means a document setting out the terms of an Option, issued under Rule 3.3

Option Shares means, in respect of any Option, the Shares in respect of which that Option subsists

Participant means a person who holds an Option or where applicable, their personal representatives

Performance Condition means any condition set under Rule 4 that:

(a)	must be met before an Option can be exercised at all; and/or

(b)	provides that the extent to which an Option becomes capable of exercise shall be determined by reference to performance over a certain period measured against specified targets in accordance with the terms of Rule 4

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Plan means the TC BioPharm (Holdings) plc 2021 Share Option Scheme as amended from time to time

Qualifying Option means a right to acquire Shares granted under the Plan that satisfies the requirements of Schedule 5 and has neither lapsed nor been fully exercised

Qualifying Subsidiary means a subsidiary of the Company satisfying the requirements of Paragraph 11 of Schedule 5 (Meaning of “qualifying subsidiary”)

Relevant Restriction means any provision included in any contract, agreement, arrangement or condition to which any of sections 423(2), 423(3) and 423(4) of ITEPA 2003 would apply if references in those sections to employment-related securities were references to Shares

Rule means a rule of the Plan

Sale means a Share Sale or an Asset Sale

Schedule 4 means Schedule 4 to ITEPA

Schedule 5 means Schedule 5 to ITEPA

Share Sale means the making of one or more agreements (whether conditional or not but which agreement(s) become(s) unconditional) for the transfer of any interest in Shares which results in a Change of Control

Shares means fully paid ordinary shares (of whatever class) in the capital of the Company

Tax Liability means:

(a)	any amount of tax, employees’ national insurance contributions, or any like sum (including health and social care levy) for which a Participant would or may be liable and

(b)	unless the Company specified otherwise in the Option Certificate, any amount of class 1 secondary (employer’s) National Insurance contributions or any like sum (including apprenticeship levy, health and social care levy) for which any Group Company or former Group Company would or may be liable, which arises in connection with an Option and for which any Group Company or former Group Company would or may be obliged to (or would or may suffer a disadvantage if it were not to) account to any relevant authority, together with any related fines, penalties and interest

Third Party Purchaser means any person (whether an individual, body corporate or otherwise and including any person who is not a shareholder) who at the date of the relevant event for which this definition is used, together with any person Connected with them, would not be entitled to exercise more than 50% of the total voting rights normally exercisable at any general meeting of the Company

Unapproved Option means a right to acquire Shares granted under the Plan that does not satisfy the requirements of Schedule 5, is not an Incentive Stock Option and has neither lapsed nor been fully exercised

Vest means an Option (or parts of an Option) becoming exercisable following satisfaction of time based and/or performance based criteria as set out in the relevant Option Certificate and the word Vested and Vesting shall be construed accordingly

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Vesting Period means the period ending on the last date/event specified in the Vesting Schedule

Vesting Schedule means a timetable set by the Board, as set out in the Option Certificate, which sets dates and/or events the occurrence of which may (subject to the provisions of Rule 6) permit the Option (or part of the Option) to be exercised

Vested Option means the part of an Option that is Vested at any time

Working Time has the meaning given by Paragraph 27 of Schedule 5 (Meaning of “working time”).

1.2	Expressions in italics and headings are for guidance only and do not form part of the Plan.

1.3	Unless the context otherwise requires, words in the singular include the plural and vice versa and words importing either gender include all genders.

1.4	Any reference in the Plan to any enactment includes a reference to that enactment as from time to time modified, extended or re-enacted.

1.5	Any words or expressions not defined in the Plan shall where relevant and appropriate have the same meaning as in the Articles and any words or expressions defined in the Plan shall be interpreted in accordance with the Plan, notwithstanding that they are referred to in the Articles.

2	Eligibility

2.1	General rule on eligibility for Qualifying Options

Subject to Rule 2.3, an individual is eligible to be granted a Qualifying Option only if they are an Eligible Employee as defined in Rule 2.2.

2.2	Individuals eligible for Qualifying Options

For the purposes of Rule 2.1 an individual will be an Eligible Employee if they are:

(a)	an employee of the Company or a Qualifying Subsidiary; and

(b)	their Committed Time amounts to at least 25 hours a week or if less, 75% of their Working Time.

2.3	Individuals not eligible for Qualifying Options

An individual is not eligible to be granted a Qualifying Option at any time when they have a Material Interest in any Group Company.

2.4	General rule on eligibility for Unapproved Options

An individual is eligible to be granted an Unapproved Option if they are an Employee or Consultant.

2.5	General rules on eligibility of Incentive Stock Options

An individual who is subject to US Code Section 409A will not qualify to be granted with an Incentive Stock Option unless they are an employee of the Company or a qualifying subsidiary in which the Company has a “controlling interest” (for purposes of US Code Section 409A).

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3	Grant of Options

3.1	Terms of grant

Subject to Rule 3.2 and Rule 4, the Board may resolve that an Option should be granted:

(a)	on the terms set out in the Plan;

(b)	over such class of Shares as is specified in the Option Certificate;

(c)	on such additional terms (whether a Performance Condition and/or any other terms) as the Board may specify in the Option Certificate (including any “lock-in period” pursuant to Rule 6.1(d));

(d)	as a Qualifying Option to any person who is eligible to be granted a Qualifying Option under Rule 2;

(e)	as an Unapproved Option to any Employee or Consultant;

(f)	as an Incentive Stock Option to any person who is eligible to be granted an Incentive Stock Option under Rule 2.5 and Schedule 1 in which case any such Incentive Stock Options shall be granted subject to the terms of this Plan as amended or supplemented by Schedule 1.

3.2	Timing of grant

Options may not be granted:

(a)	at any time when that grant would be prohibited by, or in breach of any:

(i)	law; or

(ii)	listing requirement of any exchange on which the ordinary shares are listed; or

(iii)	any other regulation with the force of law; or

(b)	before the Adoption Date; or

(c)	after the tenth anniversary of the Adoption Date.

3.3	Method of grant

(a)	Subject to Rule 3.3(c), an Option shall be granted by the Company unilaterally executing an Option Certificate as a deed, in a form approved by the Board. Each Option Certificate shall be sent to the relevant Participant and shall specify (without limitation):

(i)	the Grant Date of the Option and that the Option shall lapse if the Deed of Acceptance (which shall be attached to the Option Certificate) is not signed and returned to the Company within 30 days of the Grant Date;

(ii)	the number and class of the Shares over which the Option is granted;

(iii)	the Exercise Price or the method for calculating the Exercise Price;

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(iv)	the date(s) after which the Option, or part of the Option, may be exercised (including any applicable “lock-in period” pursuant to Rule 6.1(d)), unless an earlier event occurs to cause the Option to lapse or to become exercisable, in whole or in part;

(v)	the date when the Option will lapse, assuming that the Option is not exercised earlier and no event occurs to cause the Option to lapse earlier. This date must not be later than the tenth anniversary of the Grant Date;
(vi)	any Performance Conditions and the method by which the Performance Conditions may be varied or waived;
(vii)	whether or not the Shares are subject to any Relevant Restrictions and, if so, the nature of the Relevant Restrictions;

(viii)	any waiver of the Participant’s liability for class 1 secondary (employer’s) national insurance contributions; and

(ix)	any additional term as the Board may specify.

(b)	No amount shall be paid for the grant of an Option.

(c)	If a Participant fails to sign the Deed of Acceptance within 30 days of the Grant Date, their Option shall lapse.

3.4	Exercise Price

The Board shall confirm the Exercise Price before an Option is granted and the Exercise Price shall not be less than the nominal value of a Share if the Shares are to be subscribed for.

3.5	Method of satisfying Options

Unless specified to the contrary by the Board on the Grant Date, an Option may be satisfied:

(a)	by the allotment and issue of new Shares; and/or

(b)	by the transfer of Shares held by the Company as treasury shares; and/or

(c)	by the transfer of Shares from an employee trust established by the Company or from such other transferor as the Board shall decide.

The Board may decide to change the way in which it is intended that an Option may be satisfied after it has been granted.

3.6	Non-transferability and bankruptcy

An Option granted to any Participant:

(a)	other than upon death, shall not be transferred, assigned, charged or otherwise disposed of and shall lapse immediately on any attempt to do so (unless the Board determines otherwise); and

(b)	shall lapse immediately if they are declared bankrupt (unless the Board, acting fairly and reasonably, determines otherwise).

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3.7	Company’s liability in respect of Qualifying Options

Nothing (including anything in the Option Certificate or any contract of employment between the Participant and the Company or any Group Company) shall give rise to or imply any duty or obligation owed to the Participant by any such Group Company or the Company in respect of any act or omission (by any such Group Company or the Company or otherwise) which:

(a)	gives rise to a Disqualifying Event (such term having the meaning given to it in Sections 533 to 536 of ITEPA);

(b)	otherwise causes the Option not to be, or to cease to be, a Qualifying Option;

(c)	amounts to a failure to notify the Participant or any person of the happening of a Disqualifying Event.

4	Vesting and Performance Conditions

4.1	On the Grant Date of any Option, the Company:

(a)	subject to the remaining provisions of this Rule 4 shall specify the timing and basis upon which the Option shall Vest, to be expressed as a Vesting Schedule within or appended to the Option Certificate;

(b)	may specify one or more Performance Conditions for the Option which would need to be satisfied in order for the Option to Vest; and

(c)	may specify, for any Performance Condition:

(i)	any restrictions that will apply to variation or waiver of that Performance Condition under Rule 4.4; or

(ii)	that there may be no such variation or waiver.

4.2	A Performance Condition may be specified to apply only to part of an Option.

4.3	Any Performance Condition shall be measured against such objective criteria as the Board shall in its absolute discretion acting fairly and reasonably determine which may include, amongst other factors, criteria relating to the relevant Participant’s performance evaluations or Company’s corporate milestones.

4.4	Subject to any restrictions on variation or waiver specified by the Company under Rule 4.1(c), the Board may vary or waive any Performance Condition if events occur that cause:

(a)	an Option to become exercisable before the end of the period over which the original Performance Condition was to be assessed, if the original Performance Condition cannot reasonably be applied to the shortened time period; or

(b)	the Board to decide the Performance Condition is no longer an appropriate measure of performance,

but any varied Performance Condition must be (in the reasonable opinion of the Board):

(c)	no more difficult to satisfy than the original Performance Condition was at the Grant Date; and

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(d)	not materially easier to satisfy than the original Performance Condition was at Grant Date.

Under this Rule 4.4, the Board shall exercise its discretion in a manner that is fair and reasonable.

4.5	The Board shall determine whether, and to what extent, Performance Conditions have been satisfied at the end of the Vesting Period. To the extent that any Performance Condition has not been satisfied, either in whole or in part, by the end of the Vesting Period, the Board shall determine in its absolute discretion whether and the extent to which that Option shall vest, lapse or continue to subsist save that in no circumstances may the Option subsist beyond tenth anniversary of the Grant Date.

4.6	If an Option is subject to any Performance Condition, the Board shall notify the Participant (and the Company) within a reasonable time after the Board becomes aware of the relevant information:

(a)	whether (and if relevant, to what extent) the Performance Condition has been satisfied;

(b)	when that Performance Condition has become incapable of being satisfied, in whole or in part; and

(c)	of any waiver or variation of that Performance Condition under Rule 4.4.

5	Limits

5.1	HMRC – individual limit

No person shall be granted a Qualifying Option which would, at the time it is granted, cause the total unrestricted market value of the Shares (calculated as set out in Paragraph 5(7) of Schedule 5) which they may acquire as a result of options granted to them (and not exercised) under:

(a)	the Plan as Qualifying Options; and

(b)	any company share option plan approved under Schedule 4 and established by the Company or by any Group Company,

to exceed £249,999 (or such other limit as may from time to time be imposed by Schedule 5 less £1). An Option may be validly granted under the Plan in excess of this limit, but the excess shall not be a Qualifying Option.

5.2	HMRC – overall limit

The maximum unrestricted market value of Shares over which Qualifying Options may subsist at any one time will be limited by the amount prescribed in Paragraph 7 of Schedule 5 (Maximum value of options in respect of relevant company’s shares) (as at the Adoption Date this is £3 million).

5.3	Effect of HMRC limits

Any Qualifying Option shall be limited and take effect so that the limits in this Rule 5 are complied with.

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6	Vesting and Exercise of Options

6.1	Exercise event

(a)	Subject to Rule 9, this Rule 6.1, Rule 7 and Rule 7.5, a Vested Option may be exercised at any time following the end of the Vesting Period as set out in the Option Certificate.

(b)	No Option may be exercised when its exercise is prohibited by, or would be a breach of, any law or regulation with the force of law.

(c)	If an Option Vests in part (for example because Performance Conditions are partly met) the Option shall lapse upon the end of the Vesting Period to the extent not Vested (unless the Board determines in its discretion otherwise).

(d)	The Board may, in its discretion, specify in an Option Certificate an additional period of up to 24 months after Vesting which must pass before the Option may be exercised.

6.2	Restrictions on exercise: tax and compliance issues

Options may not be exercised unless the following conditions are satisfied:

(a)	the Participant agrees to pay to the Company or to their employer or former employer (as appropriate) the amount of any Tax Liability or enter into arrangements acceptable to the Board to secure that payment is made (whether pursuant to Rule 6.9 or otherwise) or a deduction from their salary or other amounts due to them is made. If the Participant does not fulfil their obligations arising in this Rule 6.2 the Board may decide that such Tax Liability may be satisfied by the sale of Shares pursuant to Rule 6.9; and

(b)	where the Board requires, the Participant has entered into or agreed to enter into, a valid election under Part 7 of ITEPA (Employment income: elections to disapply tax charge on restricted securities) or equivalent legislation outside the United Kingdom.

6.3	Restrictions on exercise: dealing with Shares

The Board may, at its absolute discretion, require a Participant to enter into arrangements (Post-Exercise Arrangements) in respect of:

(a)	the Shares acquired by the Participant on the exercise of an Option; or

(b)	the proceeds of any sale of such Shares due to a Participant following the exercise of an Option and subsequent sale of Shares on such terms and subject to such conditions as the Board determines are fair and reasonable.

If the Board does determine, on or prior to the exercise of an Option, that the Participant should enter into Post-Exercise Arrangements, the Option may not be exercised unless the Participant has entered into or agreed, to the satisfaction of the Board, to enter into the Post-Exercise Arrangements on or following the exercise of the Option.

6.4	Long stop date for exercise

An Option may not in any circumstances (and regardless of any other Rule) be exercised after the expiry of 10 years beginning with the Grant Date (or such shorter period beginning with the Grant Date as the Board may have decided before the grant of that Option and set out in the Option Certificate) and if not exercised shall lapse at the end of such period.

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6.5	Exercise in part

Subject to the remaining provisions of this Rule 6.5 and Rule 6.6 below, a Participant may exercise their Option over such number of Shares (up to the maximum extent permitted in accordance with the Rules at the time of exercise) as the Participant, in their absolute discretion decides at the time of exercise, provided that the Participant does not exercise their Option over less than the lower of the following number of Shares:

(a)	3,000 Shares; or

(b)	10% of the total number of Shares granted to the Participant pursuant to the Option on the Grant Date,

save that, if after such exercise, the Participant holds less than 3,000 Option Shares, such Participant can exercise their Option in full in respect of the remaining Option Shares without breaching this Rule 6.5.

6.6	Method of exercise

The exercise of any Option shall be effected in the form and manner prescribed by the Board. Unless the Board determines otherwise, any notice of exercise shall, subject to Rules 6.2 and 6.3, take effect only when the Company receives it, together with:

(a)	payment of the relevant (aggregate) Exercise Price at which Shares can be acquired under the Option (or, if the Board so permits, an undertaking to pay that amount); and

(b)	where applicable, the Company receives payment relating to the Tax Liability in accordance with Rule 6.2 or an agreement to secure that such a payment is made under arrangements acceptable to the Board.

6.7	Allotment and transfer timetable

Within 30 days of an Option having been exercised by a Participant, the Board shall, at its discretion and in relation to the number of Shares in respect of which an Option has been exercised:

(a)	allot the Shares to them;

(b)	allot the Shares to a nominee for them so that the beneficial interest passes to them but the legal title is held by the nominee;

(c)	transfer or procure the transfer to them of the Shares;

(d)	transfer or procure the transfer to a nominee for them of the Shares; or

(e)	procure the transfer of the beneficial interest in the Shares to them where the legal title remains with the transferor.

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6.8	Share rights

All Shares allotted under the Plan shall rank equally in all respects with the other shares of the same class then in issue, except for any rights attaching to such Shares (or other class of shares) by reference to a record date before the date of allotment.

Where Shares are transferred under the Plan after the exercise of an Option, Participants will be entitled to any rights attaching to such Shares by reference to a record date on or after the date of such transfer.

6.9	Payment of Tax Liability

The Participant shall indemnify and keep indemnified (on an after tax basis) any relevant Group Company or former Group Company against any Tax Liability and the Participant shall pay the relevant Group Company a sum equal to any Tax Liability immediately upon receiving notice of the amount outstanding.

The Participant authorises the Company and any nominee to sell or procure the sale of sufficient Shares on or following the exercise of their Option on their behalf to ensure that any relevant Group Company or former Group Company, receives the amount required to discharge the Tax Liability which arises on such exercise, except to the extent that the Board decides that all or part of the Tax Liability shall be funded in a different manner.

7	Ceasing employment or providing services

7.1	Cessation of employment or providing services: Good Leavers

Subject to Rule 7.2, if a Participant ceases to be an Eligible Employee, Employee or Consultant, the Option shall immediately be suspended for a period of 30 days from the Date of Cessation (the Suspension Period), during which the Board shall determine whether the Participant is, or whether the Participant should be treated as, a Good Leaver or a Bad Leaver. If the Board confirms that the Participant is a Good Leaver:

(a)	the Option shall cease to be suspended (either at the end of the Suspension Period, or such earlier date as the Board may specify) to the extent Vested and shall be exercisable to the extent Vested for a period of three years following the Date of Cessation and the Option will lapse at the end of the three year period to the extent not exercised unless the Board determines that an alternative period shall apply; and

(b)	the Option shall lapse on the expiry of the Suspension Period to the extent not Vested, unless the Board determines otherwise, in its absolute discretion during the Suspension Period.

7.2	Cessation of employment or providing services: Death

If a Participant dies before their Option has been exercised or lapsed:

(a)	the Option shall be exercisable by the personal representatives of the Participant to the extent Vested for a period of 12 months from the date of death and shall lapse at the end of the 12 month period to the extent not exercised; and

(b)	the Option shall lapse immediately upon the date of death to the extent not Vested, unless the Board determines otherwise, in its absolute discretion.

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7.3	Cessation of employment or providing services: Bad Leavers

If a Participant ceases to be an Eligible Employee, Employee or Consultant as a Bad Leaver or gives or receives notice of such cessation in circumstances where they will be a Bad Leaver, any Option granted to them may not be exercised at all and shall lapse immediately on the expiry of the Suspension Period (or upon such earlier date upon which the Board confirms that the Participant is a Bad Leaver).

7.4	Meaning of ceasing employment or providing services

For the purposes of this Rule 7.4 a Participant who is:

(a)	an Eligible Employee shall not be treated as ceasing to be an Eligible Employee until they are no longer an Eligible Employee, regardless of whether they hold any other office or consultancy position with the Company or any Group Company, unless the Board determines otherwise;

(b)	an Employee (but not an Eligible Employee or non-executive director or other office hold) shall not be treated as ceasing to be an Employee until they are no longer an Employee, regardless of whether they hold any other office or consultancy position with the Company or any Group Company, unless the Board determines otherwise;

(c)	a non-executive director or other office holder shall not be treated as ceasing to be an Employee until they are no longer hold that office, regardless of whether they hold any other office or consultancy position with the Company or any Group Company, unless the Board determines otherwise;

(d)	ceasing to be a Consultant shall not be treated as ceasing to be a Consultant until they are no longer a Consultant.

Any Participant who ceases to be such an Eligible Employee, Employee or Consultant before exercising an Option by reason of any applicable legislation in circumstances where they retain a statutory right to return to work shall be treated as not having ceased to be such an Eligible Employee, Employee or Consultant until such time (if at all) as they cease to have such a right.

7.5	Suspension of Options

Where an Option is suspended pursuant to Rule 7.1, this means it shall cease to Vest and shall not be exercisable until such time as it ceases to be suspended and does not lapse.

7.6	Board discretion as to Vesting

Where a Participant is to retain their Vested Options pursuant to this Rule 7, the Board shall reserve the right, in its discretion to, in exceptional circumstances, treat more of the Option as being Vested for the purpose of this Rule 7.

7.7	Tax impact for Qualifying Options

It is acknowledged that, to the extent a Qualifying Option is retained pursuant to this Rule 7 for more than 90 days following leaving (or such alternative period as provided in section 532 of ITEPA, or any equivalent or replacement legislation) that Option shall cease to accrue further tax relief following the expiry of that 90 day period.

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8	Corporate events

8.1	Sale

(a)	Unless stated otherwise in the relevant Option Certificate, an Option will be exercisable to the extent Vested if there is a Sale. However, the Board may determine in its absolute discretion to permit an Option to Vest in full or over a different number of Shares that are Vested at the time of a Sale, if it deems it appropriate and regardless of whether any applicable Performance Conditions have been satisfied.

(b)	Subject to Rule 8.3. if a Sale is expected by the Company to imminently occur, the Board shall as soon as reasonably practicable issue Participants with an Exit Notice specifying inter alia:

(i)	the general nature of the Sale;

(ii)	the anticipated date(s) and timings of the Sale;

(iii)	the extent to which their Option will Vest as a result of the Sale (in accordance with Rule 8.1(a) above); and

(iv)	the proposed Exercise Date,

and all Options shall lapse on the day immediately after the Exercise Date (or such other lapse date that they have not been exercised.

If the Sale does not occur, then the Exercise Date specified in the Exit Notice shall not take effect and all Options shall continue to subsist.

8.2	Winding-up

Subject to Rule 8.3, in the event that:

(a)	the Company passes a resolution for a voluntary winding-up of the Company; or

(b)	an order is made for the compulsory winding-up of the Company,

Options may, subject to Rules 6.2, 6.3, 6.4, Rule 7, Rules 8.6 and 8.7 and the satisfaction of any additional terms imposed on the Options in accordance with Rule 3.1, be exercised within one month of such event to the extent Vested at that time. To the extent that an Option is not exercised within that period, it shall (regardless of any other provision of the Plan), lapse at the end of that period.

8.3	Cash alternative

(a)	Where an Unapproved Option or Incentive Stock Option is exercised pursuant to Rule 8.1 and 8.2 and Shares have not yet been issued or transferred to the Participant, the Board may determine that, in substitution for their right to acquire such number of Shares as the Board may decide (but in full and final satisfaction of their right to acquire those Shares) they shall be paid a sum equal to the cash equivalent (as defined in Rule 8.3(c)) of that number of Shares less the Exercise Price payable for such Shares, in accordance with the following provisions of this Rule 8.3.

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(b)	This Rule 8.3 shall not apply in relation to:

(i)	EMI Options; or

(ii)	Unapproved Options or Incentive Stock Options made in relation to any jurisdiction where the presence of this Rule would cause:

(A)	the operation of this Rule 8.3 to be unlawful or for it to fall outside any applicable securities law exemption; or

(B)	adverse tax consequences for the Participant or any Group Company as determined by the Board.

(c)	For the purpose of this Rule 8.3, the cash equivalent of a Share is the Market Value of a Share on:

(i)	the day notice is validly given to exercise such Unapproved Option or Incentive Stock Option in accordance with the Rules; or

(ii)	such other date as the Board may in its discretion determine,

each such date being a Relevant Date.

(d)	As soon as reasonably practicable after the Relevant Date the Company shall pay to the Participant or procure the payment to them of the sum payable under Rule 8.3(c), and any Exercise Price already paid by the Participant shall be returned to them.

(e)	There shall be deducted from any payment under this Rule 8.3 such amounts (on account of tax or similar liabilities) as may be required by law or as the Board may reasonably consider to be necessary or desirable.

8.4	Option rollover: general provisions

For the purposes of this Rule 8.38.4 and Rule 8.6 Control means control within the meaning of Section 719 of ITEPA.

If any company (Acquiring Company):

(a)	obtains Control of the Company as a result of making a general offer;

(b)	obtains Control of the Company as a result of a compromise or arrangement sanctioned by the Court under Section 899 of the Companies Act 2006;

(c)	becomes bound or entitled to acquire shares in the Company under Sections 979 to 982 of the Companies Act 2006; or

(d)	obtains all the Shares of the Company as a result of a qualifying exchange of Shares as defined in Paragraph 40 of Schedule 5 (Meaning of “qualifying exchange of shares”),

any Participant may, at any time within the relevant period specified under Paragraph 42 of Schedule 5, by agreement with the Acquiring Company, release any Option granted under the Plan in consideration of the grant to them of an Option (New Option) which satisfies the requirements of Paragraphs 41 to 43 of Schedule 5.

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8.5	Option rollover: interpretation of Rules

Where a New Option is granted under Rule 8.4 save for the purposes of the definition of Group Company in Rule 1, the terms of the Plan shall, in relation to the New Option, be construed as if the expression the Company were defined as “a company whose shares may be acquired by the exercise of Options granted under the Plan”.

8.6	Internal reorganisations: general provisions

In the event that:

(a)	a company (the New Company) acquires Control of the Company, whether as a result of a making a general offer, a compromise or arrangement sanctioned by the Court under Section 899 of the Companies Act 2006 or otherwise;

(b)	at least 75% of the shares in the New Company immediately following the acquisition of Control of the Company are held by substantially the same persons who immediately before the acquisition of Control were shareholders in the Company,

(an Internal Reorganisation)

then an Option shall not become exercisable under Rule 8.1 or Rule 8.2 unless the Board, at its absolute discretion, determines that the Option shall be exercisable (either in whole or in part).

8.7	Internal reorganisations: rollover

In the event that:

(a)	an Internal Reorganisation takes place; and

(b)	the Board and the New Company agree that this Rule 8.7 should apply,

then an Option (Original Option) shall be surrendered within the relevant period specified in Paragraph 42 of Schedule 5 in consideration of the grant of a new Option which, for the purposes of Paragraph(s) 41 to 43 of Schedule 5, is equivalent to the Original Option but relates to shares in the New Company and Rule 8.5 will apply.

9	Lapse and suspension of Options

(a)	Options may not be transferred or assigned or have any charge or other security interest created over them. An Option shall lapse if the relevant Participant attempts to do any of those things. But, the transfer of an Option to a Participant’s personal representatives on the death of the Participant will not cause an Option to lapse.

(b)	An Option shall lapse on the earliest of the following:

(i)	the expiry of 30 days from the Grant Date if Participant fails to execute a Deed of Acceptance; or

(ii)	any attempted action by the Participant falling within Rule 9(a); or

(iii)	where the whole of an Option becomes incapable of exercise due to a Performance Condition becoming incapable of being met, the date on which the Board determines that the Performance Condition is incapable of being met; or

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(iv)	the date on which the Option shall lapse, as specified in the Option Certificate; or

(v)	the first anniversary of the Participant’s death; or

(vi)	the expiry of the applicable time limits in Rule 7 and Rule 7.5; or

(vii)	when the Participant becomes bankrupt under Part IX of the Insolvency Act 1986, or applies for an interim order under Part VIII of the Insolvency Act 1986, or proposes or makes a voluntary arrangement under Part VIII of the Insolvency Act 1986, or takes similar steps, or is similarly affected, under laws of any jurisdiction that correspond to those provisions of the Insolvency Act; or

(viii)	the tenth anniversary of the Grant Date.

9.2	Part of an Option shall lapse where only part of an Option has Vested, in which case the unvested part shall lapse upon the end of the Vesting Period or upon the occurrence of an event pursuant to Rule 7.5 as applicable, unless the Board specifies otherwise pursuant to Rule 4.5.

10	Variation of share capital

10.1	General rule

In the event of any variation of the share capital of the Company, the Board may make such adjustment as it considers appropriate under Rule 10.2.

10.2	Method of adjustment

An adjustment made under this Rule shall be to one or more of the following:

(a)	the number or class of Shares over which any Option may be exercised;

(b)	subject to Rule 10.3, the Exercise Price; and

(c)	where any Option has been exercised but no Shares have been allotted or transferred after such exercise, the number of Shares which may be so allotted or transferred and the price at which they may be acquired.

10.3	Adjustment below nominal value

An adjustment under Rule 10.2 may reduce the price at which Shares may be subscribed for on the exercise of an Option to less than their nominal value, but only if and to the extent that the Board is authorised to:

(a)	capitalise from the reserves of the Company a sum equal to the amount by which the nominal value of the Shares in respect of which the Option is exercised and which are to be allotted after such exercise, exceeds the price at which the Shares may be subscribed for; and

(b)	to apply that sum in paying up such amount on such Shares,

so that on the exercise of any Option in respect of which a reduction has been made, the Board shall capitalise that sum (if any) and apply it in paying up that amount.

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11	Malus and clawback

11.1	A malus or clawback adjustment under Rule 11.2 or 11.3 (as applicable) may take place in the following circumstances, including, but not limited to if, in the reasonable opinion of the Board and following consultation with the relevant employing Group company;

(a)	a Participant’s actions amount to serious misconduct, fraud, breach of fiduciary duty or dishonesty which causes significant financial loss for the Group and/or the Participant’s business unit;

(b)	the Company has reasonable evidence of fraud or material dishonesty by the Participant;

(c)	the Participant has materially failed to meet appropriate standards of fitness and propriety and as a consequence the Group or the Participants business unit incurs a significant loss of reputation;

(d)	the Company has become aware of any material wrongdoing on the part of the Participant; or

(e)	the Participant is in breach of a fiduciary duty owed to any Group Company.

11.2	Notwithstanding any other Rule of the Plan where, before the exercise of an Option, the Board determines that an event described in Rule 11.1 has occurred the Board may in its absolute discretion resolve that the provisions of Rule 11 will be applied in respect of any Option (as applicable) to:

(a)	reduce the amount of the Option that is capable of Vesting and being exercised (including, if appropriate, to zero);

(b)	cancel the participation of the Participant in the Plan; or

(c)	impose further conditions on the exercise of the Option.

11.3	Notwithstanding any other Rule of the Plan where, after the exercise of an Option, the Board determines that an event described in Rule 11.1(a) has occurred in relation to or relevant to that Option the Board may determine a Clawback Amount in relation to the exercised Option.

11.4	Subject to Rule 11.5, the Clawback Amount shall be such monetary amount as the Board considers to be fair and reasonable, taking account of all circumstances that the Board considers to be relevant, but shall not be more than the greater of:

(a)	the Market Value of the Shares in respect of which the Option was exercised; and

(b)	the Market Value of the Shares measured on the date of the determination minus the Exercise Price.

11.5	If the Participant has paid or is liable to pay any income tax or National Insurance contributions in relation to the Option or the Shares and which cannot be recovered from or repaid by HMRC, the Board may in its discretion decide to reduce the Clawback Amount to take account of this amount.

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11.6	The Participant shall reimburse the Company for the Clawback Amount, in any way acceptable to the Board, on or as soon as possible after the Board determines a Clawback Amount in relation to the Option. If the Participant fails to reimburse the Company within 30 days after the determination, the Company shall obtain reimbursement from the Participant in any (or any combination) of the following ways:

(a)	by reducing or cancelling any Options that the Participant has not exercised;

(b)	by reducing or cancelling any cash bonus payable to the Participant by any Constituent Company;

(c)	by reducing or cancelling any future or existing award made or option granted to the Participant under any other share incentive scheme or bonus scheme operated by any Constituent Company;

(d)	by requiring the Participant to make a cash payment to a Constituent Company;

(e)	by requiring the Participant to transfer Shares to any party nominated by the Board for no consideration;

(f)	by reducing the Participant’s salary.

11.7	In all cases, the decision of the Board as to whether any of the circumstances set out in Rule 11.1 exist shall be conclusive and final.

11.8	If the Board exercises its discretion in accordance with this Rule 11, it will confirm this in writing to the Participant.

12	Amendments

12.1	Subject to Rule 12.2 and Rule 12.3 below, the Board may amend the Plan from time to time.

12.2	No material amendment may be made to the Plan or Options granted before the amendment was made without the prior approval by ordinary resolution of the members of the Company in general meeting.

12.3	No material adverse amendment may apply to Options granted before the amendment was made without the consent of the Participant.

13	Administration

13.1	The Plan shall be administered by the Board.

13.2	The cost of setting up and operating the Plan shall be borne by the Group Companies in proportions determined by the Board.

13.3	The Company shall ensure that at all times:

(a)	if it has restricted the number of Shares it can issue in its Articles, it has sufficient Shares available, taking into account any other obligations of the Company to issue Shares; and/or

(b)	arrangements are in place for any third party to transfer issued Shares,

to satisfy the exercise of all Options.

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13.4	The Board shall determine any question of interpretation and settle any dispute arising under the Plan. In such matters, the Board’s decision shall be final. The exercise of any power or discretion by the Board shall not be open to question by any person and a Participant or former Participant shall have no rights in relation to the exercise or omission to exercise any such power or discretion.

13.5	The Company shall not be obliged to notify any Participant if an Option is due to lapse.

13.6	The Company shall not be obliged to provide a Participant with copies of any materials sent to the holders of Shares.

14	Data protection

As part of the Plan, the Company will process personal data about Participants from time to time. The Company will process such personal data in accordance with applicable data protection legislation and in accordance with its Employee Privacy Policy (as amended from time to time) and/or Privacy Notices issued to Employees.

15	Employment rights

15.1	The rights and obligations of any Participant under the terms of their office or employment with the Company (or any Group Company or former Group Company) shall not be affected by being a Participant. Nothing in this Plan confers upon the Participant any right to continue in the employment of the Company (or any Group Company or former Group Company), or will affect the right of the Company (or any Group Company or former Group Company) to terminate the employment of the Participant.

15.2	The value of any benefit realised under the Plan by Participants shall not be taken into account in determining any pension or similar entitlements.

15.3	Participants and Employees shall have no rights to compensation or damages from the Company, any Group Company or any former Group Company on account of any loss in respect of Options where such loss arises (or is claimed to arise), in whole or in part, from:

(a)	termination of office or employment with; or

(b)	notice to terminate office or employment given by or to,

the Company, any Group Company or any former Group Company. This exclusion of liability shall apply however termination of office or employment, or the giving of notice, is caused and however compensation or damages may be claimed.

15.4	Participants and Employees shall have no rights to compensation or damages from the Company, any Group Company or any former Group Company on account of any loss in respect of Options where such loss arises (or is claimed to arise), in whole or in part, from:

(a)	any company ceasing to be a Group Company; or

(b)	the transfer of any business from a Group Company to any person that is not a Group Company.

This exclusion of liability shall apply however the change of status of the relevant Group Company, or the transfer of the relevant business, is caused, and however compensation or damages may be claimed.

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15.5	The granting of an Option on a particular basis or to a particular Employee in any year does not create any right or expectation of the grant of Options on the same basis, or at all, or to any particular Employee in that or any subsequent year.

16	Third party rights

16.1	A person who is not a party to an Option has no rights under or in connection with it as a result of the Contracts (Rights of Third Parties) Act 1999 except where such rights arise under any rule of the Plan for any employer or former employer of the Participant or for any other Group Company which is not a party or for the personal representatives of a Participant who has died. The exclusion of third party rights under this Rule 16.1 will not affect any right or remedy of a third party which exists, or is available, apart from that Act.

16.2	The rights of the parties to an Option to surrender, terminate or rescind it, or agree any variation, waiver or settlement of it, are not subject to the consent of any person that is not a party to the Option as a result of the Contracts (Rights of Third Parties) Act 1999.

17	Notices

17.1	Any notice or other communication required or made in connection with any Option or otherwise under this Plan shall be in writing and shall be:

(a)	delivered personally; or

(b)	sent by recorded delivery post; or

(c)	sent by commercial courier; or

(d)	sent by e-mail (but e-mail communications shall only be treated as validly sent if an appropriate report of receipt has been returned to the sender by the e-mail system).

17.2	Communications made in accordance with Rule 17.1 above shall be addressed to the parties interested in the Plan as specified below:

(a)	in the case of communications to any Employee or Participant, to:

(i)	their work address; or

(ii)	their home address, meaning that most recently notified to the sender; or

(iii)	their work e-mail address; or

(iv)	if one has been notified to the sender, their private e-mail address; and

(b)	in the case of communications to a Participant who has died (where the sender has notice of the death), to:

(i)	the Participant’s home address, meaning that most recently notified to the sender; or

(ii)	any address (marked for the attention of any specified person) or any e-mail address that the Participant’s personal representatives have notified to the Company for such communications; and

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(c)	in the case of communications to the Company, to:

(i)	its registered office, marked for the attention of the Company Secretary; or

(ii)	any other address (marked for the attention of any specified person) that may have been notified by the Company to the sender; or

(iii)	any e-mail address that may have been notified by the Company to the sender.

17.3	Communications made to any Employee, Participant or Participant’s personal representatives shall be deemed to have been duly received:

(a)	if delivered personally, when left at the relevant address; or

(b)	if sent by pre-paid first class post or recorded delivery post, at 12 noon on the second business day after posting; or

(c)	if sent by commercial courier, at the time specified on the signed delivery receipt;

(d)	if sent by e-mail, at the time specified in the relevant report of receipt returned to the sender.

17.4	Communications sent to the Company shall:

(a)	be duly made only if actually received in accordance with this Rule 17.4; and

(b)	shall be treated as made at the time they are received for all purposes of the Plan.

17.5	This Rule 17.5 shall not apply to the service of any proceedings or other documents in any legal action.

18	Governing law

18.1	The rules of the Plan and any dispute or claim arising out of or in connection with the Plan or any Option or its subject matter or formation (including a non-contractual dispute or claim) shall be governed by, and interpreted in accordance with, the laws of England and Wales.

18.2	The courts of England and Wales shall have exclusive jurisdiction to settle any dispute or claim (including a non-contractual dispute or claim) arising out of or in connection with:

(a)	the Plan or its subject matter; and

(b)	any Option or its subject matter or formation.

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Schedule 1

Incentive Stock Option

UNITED STATES SUB-PLAN TO THE TC BIOPHARM (HOLDINGS) PLC SHARE OPTION PLAN

1	The terms and conditions of this sub-plan (this “Sub-Plan”) shall apply to Incentive Stock Options granted to Option Holders subject to taxation in the United States (“US Participants”). The terms and conditions provided herein shall apply in addition to, or instead of where inconsistent with, the terms and conditions of the Plan.

2	Capitalized terms used but not defined in this Sub-Plan shall have the meanings set forth in the Plan.

3	For purpose of this Sub-Plan, the following terms shall have the meanings set forth below:

3.1	“Fair Market Value” means, on any given date (i) if the Shares are listed on any established stock exchange or a national market system, including without limitation the NASDAQ Global Market, the NASDAQ Global Select Market or the NASDAQ Capital Market, the closing sales price for such Shares as quoted on such exchange or system on the day of determination, as reported in a source as the Board deems reliable (or, if no closing sales price was reported on that date, on the last trading date such closing sales price was reported); (ii) if (i) does not apply, then if the Shares are regularly quoted by a recognized securities dealer but selling prices are not reported, the mean between the high bid and low asked prices for the Shares on the day of determination (or, if no bids and asks were reported on that date, on the last trading date such bids and asks were reported); or (iii) if (i) and (ii) do not apply, such value as the Board in its discretion may in good faith determine in accordance with Section 409A of the US Code and the regulations thereunder (and, with respect to Incentive Stock Options, in accordance with Section 422 of the US Code and the regulations thereunder).

3.2	“Ten Percent Shareholder” means an individual who on the grant date of an Incentive Stock Option, either directly or indirectly (taking into account the attribution rules contained in US Code Section 424(d)), stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or a “parent” or “subsidiary” company (within the meaning of US Code Section 424).

3.3	“US Code” means the US Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

3.4	“US Exchange Act” means the US Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

4	Options. The Exercise Price per Share for an Incentive Stock Option shall not be less than the Fair Market Value of a Share underlying the Option on the grant date and the maximum number of Shares issuable to any US Participant upon the exercise of an Option shall not exceed 5,000,000 Shares in any fiscal year, subject to adjustment as provided in Rule 10 of the Plan. The “Date of Grant” of an Option granted to a US Participant shall be the date on which such Option was approved by the Board.

5	Incentive Stock Options. The following conditions apply to awards of Incentive Stock Options in addition to or, where inconsistent, in lieu of those described in the Plan:

5.1	Eligibility. Incentive Stock Options may be granted only to US Participants who are standard employees of the Company or any of its “parent” or “subsidiary” companies (within the meaning of US Code Section 424). For clarity, Incentive Stock Options may not be granted to executive or non-executive directors, advisors, consultants or corporate, partnership or similar entities.

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5.2	Exercise Price. In the case of a Ten Percent Shareholder, the price at which a Share may be purchased upon exercise of an Incentive Stock Option shall not be less than 110% of the Fair Market Value of such Share on the grant date.

5.3	Certain Maximum Limits. The maximum number of Shares issuable upon the exercise of Incentive Stock Options at any time shall not exceed 5,000,000 Shares, subject to adjustment as provided in Rule 10 of the Plan. The maximum term of an Incentive Stock Option is 10 years from the grant date, but 5 years for Incentive Stock Options granted to Ten Percent Shareholder.

5.4	Term of Options. In the case of a Ten Percent Shareholder, the term of an Incentive Stock Option shall be no greater than five years. Additionally, any vested Incentive Stock Option must be exercised within 3 months after termination of employment other than a termination due to disability or death.

5.5	Notice. Each US Participant awarded an Incentive Stock Option under the Plan shall notify the Company in writing immediately after the date he or she makes a “disqualifying disposition” (as defined in US Code Section 421(b)) of any Shares acquired pursuant to the exercise of such Incentive Stock Option. The Company may, if determined by the Board and in accordance with procedures established by it, retain possession of any Shares acquired pursuant to the exercise of an Incentive Stock Option as agent for the applicable US Participant until the end of any period during which a disqualifying disposition could occur, subject to complying with any instructions from such US Participant as to the sale of such Shares.

5.6	Certain Dollar Limitations. The aggregate Fair Market Value, determined as of the grant date, for Options granted under the Plan (or any other stock option scheme required to be taken into account under US Code Section 422(d)) that are intended to be Incentive Stock Options which are first exercisable by the US Participant during any calendar year shall not exceed $100,000. To the extent an Option purporting to be an Incentive Stock Option exceeds the limitation in the previous sentence, the portion of the Option in excess of such limit shall be an Unapproved Option.

5.7	Limits on Transferability. Notwithstanding anything in the Plan to the contrary, no Incentive Stock Option shall be pledged, encumbered, or hypothecated to, or in favor of, or subject to any lien, obligation, or liability of a US Participant to, any party, other than the Company or any Subsidiary, or assigned or transferred by a US Participant otherwise than by will or the laws of descent and distribution, and such Incentive Stock Options and rights shall be exercisable during the lifetime of the US Participant only by the US Participant or his or her guardian or legal representative.

6	Replacement Options. The provisions of Rule 8.4 to 8.7 of the Plan regarding the granting of a replacement Option shall apply to Incentive Stock Options held by US Participants, provided that any such replacement Option shall satisfy the requirements of US Code Section 409A (and to the extent applicable, US Code Section 422).

7	Variation of Capital. Any adjustment under Rule 10 of the Plan to an Option held by a US Participant shall be done in accordance with US Code Section 409A (and to the extent applicable, US Code Section 422).

8	Tax Withholding. The Company and its subsidiaries shall be entitled to withhold from any payments or vesting or exercise of Options under the Plan any amount of federal, state and local tax withholding determined by the Board to be required by law (including, without limitation, in their sole discretion, withholding Shares that otherwise would be acquired upon the exercise of an Option and/or withholding from any payroll or other amounts otherwise due to a US Participant).

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9	US Code Section 409A. With respect to US Participants, the Plan, this Sub-Plan and all Incentive Stock Options are intended to comply with, or be exempt from, US Code Section 409A and all regulations, guidance, compliance programs and other interpretative authority thereunder, and all provisions of the Plan, this Sub-Plan and related agreements shall be applied and interpreted in a manner consistent therewith. Notwithstanding anything contained herein to the contrary, in the event any Option is subject to US Code Section 409A, the Board or the Company’s Chief Financial Officer may, in their sole discretion and without a US Participant’s prior consent, amend the Plan, this Sub-Plan and/or any Option, adopt policies and procedures, or take any other actions as deemed appropriate by the Board or the Company’s Chief Financial Officer to (i) exempt the Scheme, this Sub-Plan and/or any Option from the application of US Code Section 409A, (ii) preserve the intended tax treatment of any such Option or (iii) comply with the requirements of US Code Section 409A. Neither the Company nor any of its Subsidiaries shall be held liable for any taxes, interest, penalties or other amounts owed by a US Participant under US Code Section 409A. In the event that a US Participant is a “specified employee” within the meaning of US Code Section 409A, and a payment or benefit provided for under the Plan or this Sub-Plan would be subject to additional tax under US Code Section 409A if such payment or benefit is paid within six (6) months after such US Participant’s separation from service (within the meaning of US Code Section 409A), then such payment or benefit shall not be paid (or commence) during the six (6) month period immediately following such US Participant’s separation from service except as provided in the immediately following sentence. In such an event, any payments or benefits that would otherwise have been made or provided during such six (6) month period and which would have incurred such additional tax under US Code Section 409A instead shall be paid to the US Participant in a lump-sum, without interest, on the earlier of (i) the first business day of the seventh month following such US Participant’s separation from service or (ii) the tenth business day following such US Participant’s death. Any provision of the Plan or this Sub-Plan that violates US Code Section 409A shall be deemed null and void with respect to any US Participant.

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